Exhibit 99.2

Highland Income Fund (HFRO) Announces Adjournment of Special Meeting of Shareholders

Special Meeting of Shareholders Adjourned to September 24, 2021 to Allow Shareholders to Review Recent Updates to Holding Company Conversion Proposal

DALLAS – August 20, 2021 – The Highland Income Fund (NYSE: HFRO) (“HFRO” or the “Fund”), a closed-end fund managed by Highland Capital Management Fund Advisors, L.P. (the “Adviser”), today announced that the special meeting of shareholders (“Special Meeting”) held on August 20, 2021 has been adjourned to provide shareholders with additional time to consider the proposal to convert the Fund to a diversified holding company. The Special Meeting will reconvene on September 24, 2021 at 8:30 a.m. CDT.

At the Special Meeting, shareholders are being asked to vote on the proposal to convert the Fund from a registered investment company to a diversified holding company and to amend certain fundamental investment restrictions (collectively, the “Business Change Proposal”), and if the Business Change Proposal is approved, to approve the amendment and restatement of the Fund’s Agreement and Declaration of Trust (together with the Business Change Proposal, the “Proposals”).

Since announcing the conversion, the Adviser has continuously collected feedback from investors, which it has used to refine the Proposals—adding features intended to deliver additional benefits to shareholders. Those include the addition of a tender offer, which was announced on August 13, 2021. Under the terms of the tender offer, the Fund will purchase for cash up to $50 million in aggregate value of Common Shares at a price equal to 95% of the net asset value per Common Share as of the close of business on the business day before the tender offer expires (the “Tender Offer”). The Tender Offer is contingent upon the Fund obtaining shareholder approval of the Proposals.

The Proposals aim to increase shareholder value and better position HFRO in the current and future market environment. The Fund’s Board of Trustees (the “Board”), a majority of the members of which are not interested persons of the Fund, reviewed the Proposals at length, and believes they are in the best interest of shareholders. As such, the Board, even prior to the Tender Offer announcement, unanimously recommended that shareholders vote “FOR” the Proposals. The updates to the Proposals have been well received, and the Adviser expects the Tender Offer to garner further support from HFRO shareholders.

The Adviser created additional materials to reflect the changes to the Proposals and feedback from investors. Those materials, which were filed with the Securities and Exchange Commission (“SEC”), include information on the Tender Offer and updates on the conversion process.

The adjournment of the Special Meeting provides additional time for shareholders to consider the updates made to the Proposals and review all recent materials before submitting their vote.

Voting information, recent materials, and other shareholder resources can be found on the HFRO conversion website at www.hfroconversion.com/resources.

—

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Fund. Upon commencement of the Tender Offer, the Fund will file with the SEC a Schedule TO containing an offer to purchase, forms of letters of transmittal and related exhibits. These documents will contain important information about the Tender Offer and shareholders are urged to read them carefully when they become available. Shareholders may obtain free copies of the Tender Offer Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Tender Offer Statement and other documents filed with the SEC may also be obtained after the commencement of the Tender Offer by directing a request to the Fund.

A copy of the definitive proxy statement is available free of charge at www.hfroconversion.com or at the SEC website, www.sec.gov. Shareholders should read the proxy statement carefully because it contains important information. Shareholders should make no decision about the Proposals until reviewing the definitive proxy statement sent to them.

HFRO and its trustees and officers, the Adviser’s and its affiliates’ respective members, trustees, directors, shareholders, officers and employees, Di Costa Partners LLC, and other persons may be deemed to be participants in the solicitation of proxies with respect to the Proposals. Shareholders may obtain more detailed information regarding the direct and indirect interests of the foregoing persons by reading the definitive proxy statement filed with the SEC regarding the Proposals.

—

About the Highland Income Fund

The Highland Income Fund (NYSE:HFRO) is a closed-end fund managed by Highland Capital Management Fund Advisors, L.P. For more information visit www.highlandfunds.com/income-fund/

About Highland Capital Management Fund Advisors, L.P.

Highland Capital Management Fund Advisors, L.P. is an SEC-registered investment adviser. It is the adviser to a suite of registered funds, including open-end mutual funds, closed-end funds, and an exchange-traded fund. For more information visit www.highlandfunds.com.

—

Disclosures

Investors should consider the investment objectives, risks, charges and expenses of the Highland Income Fund carefully before investing. This and other information can be found in the Fund’s prospectus, which may be obtained by calling 1-800-357-9167 or visiting www.highlandfunds.com. Please read the prospectus carefully before you invest.

No assurance can be given that the Fund will achieve its investment objectives.

This press release contains forward-looking statements. These statements reflect the current views of management with respect to future events and financial performance. Forward-looking statements can be identified by words such as “anticipate”, “expect”, “could,” “may”, “potential”, “will”, “ability,” “targets,” “believe,” “likely,” “assumes,” “ensuring,” “available,” “optionality,” “viability,” “maintain,” “consistent,” “pace,” “should,” “emerging,” “driving,” “looking to,” and similar statements of a future or forward-looking nature. Forward-looking statements address matters that involve risks and uncertainties. Past performance does not guarantee future results. Performance during time periods shown is limited and may not reflect the performance in difference economic and market cycles. There can be no assurance that similar performance will be experienced.

The proposed conversion of HFRO to a diversified holding company is contingent upon an affirmative shareholder vote, regulatory approval, and the ability to reconfigure HFRO’s portfolio such that it is no longer an investment company for purposes of the Investment Company Act of 1940 (the “1940 Act”). The conversion process could take approximately 24 months; and there can be no assurance that conversion of HFRO to a diversified holding company will be completed, improve HFRO’s performance or reduce the common share discount to net asset value (“NAV”).

In addition, actions taken in connection with the proposed conversion may adversely affect the financial condition, yield on investment, results of operations, cash flow, per share trading price of our securities, ability to satisfy debt service obligations, if any, and to make cash distributions to shareholders. Whether HFRO remains a registered investment company or converts to a diversified holding company, an investment in HFRO’s securities, like an investment in any other public company, is subject to investment risk, including the possible loss of investment. For a discussion of certain other risks relating to our conversion to a holding company, see “Implementation of the Business Change Proposal and Related Risks” and “Appendix B: Risks Associated with the Business Change Proposal” in the proxy statement.

If the Proposals are approved by shareholders, HFRO will apply to the SEC for a Deregistration Order, but the timing for receiving the Deregistration Order is uncertain. Until the SEC issues a Deregistration Order, HFRO will continue to be registered as an investment company and will continue to be regulated under the 1940 Act. Pending the SEC’s issuance of the Deregistration Order, the Adviser intends to begin realigning HFRO’s portfolio consistent with its new business as a diversified holding company. The implementation period may last approximately two years, with full implementation not projected until approximately the middle of 2023. The foregoing time period is an estimate and may vary depending upon the length of the deregistration process with the SEC, tax considerations and the pace at which we will be able to transition certain of the Company’s assets such that we will no longer be deemed an investment company under the 1940 Act. Any delay in receiving the Deregistration Order beyond the projected two-year implementation period may delay HFRO’s ability to operate like a typical diversified holding company not subject to the 1940 Act and would delay the ability to realize the benefits the Adviser’s anticipate to realize from becoming a diversified holding company.

For additional risks and disclosures, please visit www.hfroconversion.com/disclosures.

###

CONTACTS

Investor Contacts

Shareholders: (800) 357-9167

Financial Professionals: (833) 697-7253

Email

Media Contact

Lucy Bannon

(214) 550-4572

Email